Exhibit 10.95

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is dated as of October 14, 2014, by and between NG ADVANTAGE LLC, a Delaware limited liability company (“Seller”), and CLEAN ENERGY, a California corporation (“Buyer”).

WHEREAS, Buyer and Seller have entered into a certain Common Unit Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”) pursuant to which Buyer has agreed to buy and Seller has agreed to sell a majority of the ownership units of Seller, subject to the terms and conditions contained therein.

WHEREAS, concurrently with the execution of the Stock Purchase Agreement, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, subject to the terms and conditions contained in this Agreement, certain real property, improvements, appurtenances, and personal property owned by Seller.

IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

1.                                      Property Included in Sale.  Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

(a)                                 that certain real property consisting of approximately 6.30 acres, more or less, located in the Town of Milton, Vermont, and being more particularly described in Exhibit A attached hereto (the “Real Property”);

(b)                                 all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property (but excluding any natural gas used by Seller pursuant to the Leaseback (hereinafter defined)), as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the “Appurtenances”);

(c)                                  subject to Seller’s rights under the Leaseback with respect to the Reserved Property (as hereinafter defined), all of Seller’s right, title and interest in and to all improvements and fixtures located on the Real Property, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, including all pipes, pipelines, compressors, dispensers, dryers, chillers, systems, facilities and equipment used in connection with the operation of a compressed natural gas distribution facility and fueling station on the Real Property (collectively, the “Improvements”);

(d)                                 subject to Seller’s rights under the Leaseback with respect to the Reserved Property, all personal property owned by Seller located on or in or used in connection with the

Real Property and Improvements as of the Closing Date (as defined in Paragraph 4 below) including, without limitation, those items described in Exhibit B attached hereto (the “Personal Property”); and

(e)                                  subject to Seller’s rights under the Leaseback with respect to the Reserved Property, any warranties, guarantees or sureties relating to the Real Property or the Personal Property (collectively, the “Intangible Property”).

All of the items referred to in subparagraphs (a), (b), (c), (d) and (e) above are collectively referred to as the “Property.”

Notwithstanding anything to the contrary set forth in this Agreement, the Property being conveyed pursuant to this Agreement does not include (and Seller expressly reserves all rights with respect thereto) (collectively, the “Excluded Property”) (i) any existing claims or causes of action with respect to the Property to the extent attributable to the period prior to the Closing Date including, without limitation, any tax rebates attributable to the period prior to the Closing (ii) those items set forth on Exhibit C attached hereto and made a part hereof, (iii) all licenses, permits, certificates of occupancy, and approvals issued or granted in connection with the Real Property and the use or operation thereof; and (iv) all of Seller’s right, title and interest in all federal, state and municipal land use permits and approvals for the use and occupancy of the Improvements on the Real Property (the “Permits”).

2.                                      Purchase Price.

(a)                                 The purchase price of the Property is Nine Million Dollars ($9,000,000) (the “Purchase Price”). A portion of the Purchase Price, in the amount of Seven Million Two Hundred Thousand Dollars ($7,200,000) shall be paid by Buyer to Seller in immediately available funds upon the closing of the purchase and sale contemplated hereunder (the “Closing”) as adjusted for adjustments for prorations as herein provided and less the amount of any withholding required to be made by Buyer under 32 V.S.A. Section 5847.  For purposes of determining the sales taxes, real property transfer taxes, and real property taxes, the Purchase Price shall be allocated among the components of the Property as follows:

PURCHASE PRICE ALLOCATION

Personal Property Subtotal	$2,000,000
Real Property	$800,000
Building/Improvements	$2,800,000
Goodwill	$3,400,000
Total	$9,000,000

The allocation described in this Subparagraph 2(a) shall be conclusive and binding upon Buyer and Seller.

(b)                                 The remainder of the Purchase Price, in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000), shall be paid in the form of an unsecured promissory note in the form attached hereto as Exhibit D (the “Note”), to be delivered by Buyer to Seller upon the Closing.  Seller hereby waives any vendor’s lien or other lien, right, title or interest in the Property as security for the obligations of Buyer under the Note; acknowledges and agrees that Buyer’s obligations under the Note are and shall be unsecured; and voluntarily accepts all risks associated with the acceptance of the unsecured Note.

(c)                                  Notwithstanding anything to the contrary in this Agreement or in the Note, it is understood and agreed that, in accordance with the Leaseback, Seller shall be required to increase the capacity of the Property by adding two new compressors, a new chiller and heat exchanger, new electrical switchgear and a new dispenser to the Improvements within the period required pursuant to the Leaseback (the “Upgrade Work”).  Buyer’s obligation to pay the sums evidenced by the Note shall be due and payable on the Special Upgrade Work Rent Payment Date (as defined in the Leaseback).  Seller acknowledges that, in accordance with the terms of the Leaseback, Seller, in its capacity as the tenant under the Leaseback, will be obligated to pay to Buyer, in its capacity as the landlord under the Leaseback, the Special Upgrade Work Rent Payment (as defined in the Leaseback) on the Special Upgrade Work Rent Payment Date (as defined in the Leaseback).  If the Special Upgrade Work Rent Payment is not paid to Buyer on or prior to the Special Upgrade Work Rent Payment Date, Buyer may offset the amount of such Special Upgrade Work Rent Payment against the sums otherwise payable on the Note on the Special Upgrade Work Rent Payment Date.

3.                                      Title to the Property.

(a)                                 At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property, the Appurtenances and the Improvements, by a duly executed and acknowledged warranty deed substantially in the form attached hereto as Exhibit E (the “Deed”).  Evidence of delivery of marketable and insurable fee simple title shall be the issuance by Commonwealth Land Title Insurance Company (the “Title Company”), to Buyer of an ALTA owner’s policy of title insurance in the amount of the Purchase Price, insuring fee simple title to the Real Property, the Appurtenances and the Improvements in Buyer, subject only to the lien of real property taxes not yet payable and the exceptions set forth on Exhibit F attached hereto (which shall include the rights of Seller under the Leaseback) (collectively, the “Permitted Exceptions”), and in a form approved by Buyer (the “Title Policy”).  The Title Policy shall include such special endorsements as Buyer may require (the “Endorsements”).  The Title Policy may include an exception for matters that would be shown by a current survey of the Real Property and Improvements.  However, within ninety (90) after the Closing, Seller shall deliver to Buyer at Seller’s expense an “as-built” survey of the Real Property and Improvements prepared by a surveyor or civil engineer licensed in the State in which the Property is located.  Said survey shall be acceptable to, and certified to, Buyer and Title Company, signed by the surveyor or engineer preparing the survey and in sufficient detail to provide for a bring-down of the Title Policy without boundary, encroachment or survey exceptions, and shall meet the requirements set forth on Exhibit G attached hereto.  Within thirty (30) days after the delivery of the survey to the Title Company, Buyer shall cause the Title Company to issue a bring-down to the Title Policy that removes the exception for matters that would be shown by a current survey of the Real Property and Improvements and replaces it with a specific survey exception that identifies only those matters that are disclosed by the survey; that specific survey exception shall contain no matters that are objectionable to Buyer (unless affirmative coverage over such matters in a form acceptable to Buyer is included in the Title Policy bring-down).

(b)                                 At the Closing, Seller shall transfer title to the Personal Property by a warranty bill of sale in the form attached hereto as Exhibit H (the “Bill of Sale”), such title to be free of any liens, encumbrances or interests.

(c)                                  At the Closing, Seller shall transfer title to the Intangible Property by such instruments as Buyer may determine to be reasonably necessary, including, without limitation, an assignment of Intangible Property in the form attached hereto as Exhibit I (the “Assignment of Intangible Property”).

(d)                                 At or prior to the Closing, Seller shall cause all mortgages, equipment leases and other monetary liens and rights of third parties encumbering the Property to be paid and discharged in full, other than (i) inchoate mechanics’ liens arising from the Upgrade Work for which no claim of lien has been asserted or recorded and as to which no past due amounts are payable by Seller and (ii) leases related to Excluded Property.

(e)                                  Within thirty (30) after the Closing, Seller shall deliver to Buyer at Seller’s expense true and correct copies of all zoning permits for the Property (which shall confirm that the current use of the Property is in compliance with all applicable zoning requirements) and certificates of occupancy for two office trailers that Seller added to the site in 2013.

4.                                      Closing and Escrow.

(a)                                 Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Buyer’s local counsel, Robert H. Rushford of Gravel & Shea PC, and this Agreement shall serve as instructions to Robert H. Rushford as the escrow holder for consummation of the purchase and sale contemplated hereby substantially concurrently with the execution and delivery of this Agreement.  Seller and Buyer agree to execute such additional escrow instructions as may be appropriate to enable the escrow holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

(b)                                 The parties shall endeavor to conduct an escrow Closing pursuant to Subparagraph 4(a) above.  If, however, an escrow Closing is not practical, the Closing hereunder shall be held and delivery of all items to be made at the Closing shall be made at the offices of Morrison & Foerster LLP in San Diego, California.  The Closing shall occur substantially concurrently with the execution and delivery of this Agreement (date on which the Closing occurs is referred to herein as the “Closing Date”).

(c)                                  At or before the Closing, Seller shall deliver to Buyer or the Title Company, as appropriate, the following:

(i)                                     a duly executed and acknowledged Deed;

(ii)                                  a duly executed Bill of Sale;

(iii)                               a duly executed lease between Seller, as tenant, and Buyer, as landlord, in the form attached hereto as Exhibit J (the “Leaseback”);

(iv)                              a duly executed Assignment of Intangible Property;

(v)                                 copies (to the extent available and in Seller’s possession) of the building Permits and certificates of occupancy for the Improvements;

(vi)                              each of the following, duly executed and in form sufficient for filing, and to the extent applicable:  (i) Vermont Property Transfer Tax Return; (ii) Vermont Land Gains Tax Return (if applicable); and (iii) Vermont Non-Resident Withholding Tax Return (if applicable);

(vii)                           a FIRPTA affidavit (in the form attached as Exhibit K) pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986 (the “Code”), and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(viii)                        such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller and its shareholders as shall be reasonably required by Buyer;

(ix)                              closing statement in form and content satisfactory to Buyer and Seller; and

(x)                                 any other instruments, records or correspondence called for hereunder which have not previously been delivered.

Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.

(d)                                 At or before the Closing, Buyer shall deliver to Seller or the Title Company, as appropriate, the following:

(i)                                     the Note, duly executed;

(ii)                                  a duly executed Leaseback;

(iii)                               a duly executed Assignment of Intangible Property; and

(iv)                              a closing statement in form and content satisfactory to Buyer and Seller.

(e)                                  Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.  Seller and Buyer hereby designate Robert H. Rushford of Gravel & Shea PC as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder.

(f)                                   The following are to be apportioned as of the Closing Date, as follows:

(i)                                     Utility Charges.  Since Seller (in its capacity as the tenant under the Leaseback) is paying the utility charges and other operating expenses under the Leaseback, there shall be no proration of the costs of utility charges or other operating expenses, and Seller shall be responsible for the payment of all such costs both with respect to the period prior to the Close of Escrow and, pursuant to the terms of the Leaseback, with respect to the period following the Close of Escrow.  After the Closing, Seller shall remain the party to which utility charges shall be billed, and Seller shall be responsible for the payment of such utility charges, for so long as the Leaseback shall remain in effect.

(ii)                                  Real Estate Taxes and Special Assessments.  Since Seller (in its capacity as the tenant under the Leaseback) is paying the real property taxes and other assessments under the Leaseback, there shall be no proration of the real property taxes or other assessments, and Seller shall be responsible for the payment of all real property taxes and other assessments both with respect to the period prior to the Close of Escrow and, pursuant to the terms of the Leaseback, with respect to the period following the Close of Escrow.  On or prior to the Closing Date, Seller shall pay all real property taxes and assessments that are delinquent.

(iii)                               Preliminary Closing Adjustment.  Seller and Buyer shall jointly prepare a preliminary Closing adjustment on the basis of the Leases and other sources of income and expenses, and shall deliver such computation to the Title Company prior to Closing.

(iv)                              Post-Closing Reconciliation.  If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible.  Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

(v)                                 Survival.  The provisions of this Subparagraph 4(f) shall survive the Closing.

(g)                                  Closing Costs.  Buyer and Seller shall each pay their own attorneys’ fees.  Seller shall pay one hundred percent (100%) of the Vermont Land Gains Tax applicable to the Real Property, if any, due on account of the transactions contemplated by this Agreement and fifty percent (50%) of the cost of any transfer taxes or documentary stamp taxes applicable to the sale.  Seller shall pay for an ALTA survey for the Property, sales tax (if any) on the Personal Property, the premium for the Title Policy (and bring-down thereof pursuant to Paragraph 3(a)) and the cost of the Endorsements and related title examination charges, the cost of recording all documents to remove encumbrances or defects in Seller’s title to the Property, if any, any costs, premiums or fees associated with payment of debt encumbering the Property, and fifty percent (50%) of the escrow fees.  Buyer shall pay the cost of recording the Deed, fifty percent (50%) of the cost of any transfer taxes or documentary stamp taxes applicable to the sale, and fifty percent (50%) of the escrow fees.  All other costs and charges of the escrow for the sale not otherwise provided for in this Subparagraph 4(g) or elsewhere in this Agreement shall be allocated in accordance with the closing customs for the county in which the Real Property is located.  Seller shall indemnify, defend, protect and hold harmless Buyer against all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) that may be suffered or incurred by Buyer (including, without limitation, any tax liens that may be imposed upon the Property or any other asset of Buyer) as a result of the failure on the part of Seller to pay any required sales taxes or to file any sales tax return or report.

(h)                                 Withholding.  At the Closing, Seller shall provide to Buyer a sworn statement that Seller is a Vermont resident also setting forth Seller’s social security number, or a certificate from the Vermont Commissioner of Taxes, stating that no income tax is due with respect to the transaction or that Seller has provided adequate security to cover the liability; otherwise, consistent with Buyer’s obligations under 32 V.S.A. Section 5847, Buyer shall be entitled to withhold 2.5% of the consideration payable to Seller.

(i)                                     Bulk Transfers.  The parties waive compliance with the applicable provisions of the bulk sales law of the State of Vermont under 32 V.S.A. § 3260 in connection with the sale of the Property to Buyer.  Seller shall indemnify, defend, protect and hold harmless Buyer against all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) that may be suffered or incurred by Buyer arising out of any third-party assertions against Buyer as a result of such noncompliance.

(j)                                    Vermont Land Gains Tax.  The provisions of Schedule 4(j) attached hereto are incorporated herein by this reference.

5.                                      Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

(a)                                 To the Seller’s actual knowledge, there are no material physical or mechanical defects of the Property, including, without limitation, the structural and load-bearing components of the Property, the roof(s), the parking lot(s), the plumbing, heating, air conditioning and electrical and life safety systems, and all such items are in good operating condition and repair and, to the best of Seller’s knowledge, in compliance with applicable building codes, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations (collectively, “Laws”).

(b)                                 To the Seller’s actual knowledge, the use and operation of the Property now are, and at the time of Closing will be, in compliance with all Laws.

(c)                                  To Seller’s actual knowledge, there are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would detrimentally affect the use, operation or value of the Property, nor has Seller received notice of any special assessment proceedings affecting the Property.

(d)                                 All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the normal use and operation of the Property are and at the time of Closing will be installed to the property lines of the Real Property, are and at the time of Closing will be connected pursuant to valid permits.

(e)                                  Except as provided in Section 3(e) above, Seller has obtained all licenses, permits, variances, approvals, authorizations, easements and rights of way, including proof of dedication, required from all governmental authorities having jurisdiction over the Property or from private parties for the intended use, operation and occupancy of the Property and to insure vehicular and pedestrian ingress to and egress from the Property.

(f)                                   Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Seller is duly qualified as a foreign limited liability company in the State of Vermont; this Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are and at the time of Closing will be duly authorized, executed and delivered by Seller, are and at the time of Closing will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, are and at the time of Closing will be sufficient to convey title (if they purport to do so), and do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller or the Property is subject.

(g)                                  At the time of Closing there will be no outstanding written or oral contracts made by Seller for any improvements to the Property which have not been fully paid for (except for contracts for the Upgrade Work listed on Exhibit L under which no sums payable by Seller are delinquent).

(h)                                 Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(i)                                     Neither the Property nor, to Seller’s actual knowledge, any real estate in the vicinity of the Property, is in violation of any Environmental Requirement, as hereinafter defined.  Neither Seller nor, to Seller’s actual knowledge, any third party, has used, manufactured, generated, treated, stored, disposed of, or released any Hazardous Substance, as hereinafter defined, in violation of Environmental Requirements, on, under or about the Property or real estate in the vicinity of the Property or transported any Hazardous Substance over the Property in violation of Environmental Requirements.  Neither Seller nor, to Seller’s actual knowledge, any third party has installed, used or removed any storage tank on, from or in connection with the Property except in full compliance with all Environmental Requirements, and, to Seller’s actual knowledge, there are no storage tanks or wells (whether existing or abandoned) located on, under or about the Property and, to Seller’s actual knowledge, no storage tank has been installed on, used on or removed from or used in connection with the Property in violation of any Environmental Requirements.  To Seller’s actual knowledge, the Property does not consist of any building materials that contain any Hazardous Substance.

(j)                                    There are no contracts that would burden the Property or for which Buyer would have any liability following the Closing Date (other than service and other contracts for which Seller shall have sole responsibility in connection with its own operations on the Property pursuant to the Leaseback and under which Seller shall retain all obligations).

(k)                                 Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property.

(l)                                     There are no leases, agreements or options to lease, or rights of first refusal or first opportunity to lease in effect with respect to any portion of the Property.

6.                                      Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:  Buyer is a corporation, duly organized and validly existing under the laws of the State of California; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is subject.

7.                                      Indemnification.

(a)                                 Each party hereby agrees to indemnify the other party and defend and hold it harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, attorneys’ fees, resulting from any misrepresentation or breach of warranty or breach of covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other pursuant to or in connection with this Agreement.

(b)                                 Seller agrees to indemnify Buyer and its Buyer’s affiliates, lenders, and the directors, officers, partners, employees, attorneys and agents, heirs, personal representatives, successors and assigns of the foregoing (“Buyer Entities”) and defend, protect and hold Buyer and the Buyer Entities harmless from and against any and all liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) asserted against or incurred or suffered by Buyer or any of the Buyer Entities resulting from any claim or demand of any person other than the Buyer Entities (including, without limitation, any governmental agency) that arises from or relates to any act, condition or event relating to or occurring in, on or about the Property before the Closing Date, other than Environmental Claims and Losses (as hereinafter defined) for which Seller’s indemnification obligations shall be as provided in Section 7(c).

(c)                                  In addition to its obligations under Section 7(b), Seller agrees to indemnify Buyer and all Buyer Entities and defend, protect and hold Buyer and the Buyer Entities harmless from and against any and all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind and character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, and arising in whole or in part from any of the following matters, regardless of whether caused by Seller, any of Seller’s employees, agents, contractors, servants, visitors, suppliers, or invitees, any prior owner of the Property or its tenant or subtenant, or any third party, and whether now existing or hereafter arising (all, collectively, “Environmental Claims and Losses”):

(i)                                     The presence of any Hazardous Substance (as hereinafter defined) on the Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Substance on or from the Property, or the migration or release or threatened migration or release of any Hazardous Substance to, from or through the Property; or

(ii)                                  Any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance which is or was present on the Property; or

(iii)                               Any violation of any Environmental Requirement (as hereinafter defined), regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(iv)                              Any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement against or with respect to the Property or any condition, use or activity on the Property, and any claim at any time threatened or made by any person against or with respect to the Property or any condition, use or activity on the Property, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Substance or any Environmental Requirement; or

(v)                                 The filing or imposition of any environmental lien against the Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in clauses (i) through (iv) preceding.

Without limiting the generality of the foregoing, the matters for which Seller shall be responsible pursuant to its indemnification obligations under this Paragraph 7(c) include: (A) the investigation or remediation of any such Hazardous Substance or violation of any such Environmental Requirement, including the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of the Property; (B) injury or damage to any person, property or natural resource occurring on or off the Property, including the cost of demolition and rebuilding of any improvements on real property; (C) all liability to pay or indemnify any person or governmental authority for costs expended in connection with any of the matters included within the foregoing indemnification obligations; (D) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (E) the settlement of any claim or judgment.

(d)                                 Upon demand by any party entitled to indemnification hereunder, the indemnifying party shall diligently defend the claim for which indemnification has been asserted,

all at the indemnifying party’s sole cost and expense and by counsel to be approved by the party entitled to indemnification in the exercise of its reasonable judgment.  In the alternative, at any time any party entitled to indemnification may elect to conduct its own defense through counsel selected by such party and at the cost and expense of the indemnifying party.

(e)                                  The indemnification provisions of this Paragraph 7 and in Paragraphs 4(g) and 4(i) shall survive beyond the Closing, or, if the Closing does not occur pursuant to this Agreement, beyond any termination of this Agreement.

(f)                                   As used herein:

(i)                                     The term “Hazardous Substance” means (A) any and all substances, chemicals, wastes, sewage, materials or emissions which are now or hereafter regulated, controlled, prohibited or otherwise affected by any Environmental Requirements now or hereafter in effect including, without limitation, any substance defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, or “air pollutant” in the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), 42 U.S.C. § 9601, et seq., the Hazardous Substances Transportation Act, 49 U.S.C. § 1801, et seq., as amended, the Resource Conservation and Recovery Act, as amended (“RCRA”), 42 U.S.C. § 6901, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq., or the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; federal, state or local laws, ordinances, rules, regulations, court orders or common law related in any way to the protection of the environment, health or safety; (B) any substance the presence of which at the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of human beings; and (C) any substance the presence of which at the Property or at nearby or adjacent properties could constitute a trespass.  In addition to the foregoing, to the extent not already included therein, the term “Hazardous Substance” also means (I) asbestos (including, without limitation, asbestos containing materials); (II) flammable, explosive, infectious, carcinogenic, mutagenic, or radioactive materials; (III) petroleum or any substance containing or consisting of petroleum hydrocarbons (including, without limitation, gasoline, diesel fuel, motor oil, waste oil, grease or any other fraction of crude oil); (IV) paints and solvents; (V) lead; (VI) cyanide; (VII) DDT; (VIII) printing inks; (IX) acids; (X) pesticides; (XI) ammonium compounds; (XII) polychlorinated biphenyls; (XIII) radon and radon gas; and (XIV) electromagnetic or magnetic materials, substances or emissions.

(ii)                                  The term “Environmental Requirement” means all present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders and similar items of all governmental agencies, authorities, departments, commissions, boards, bureaus, or instrumentalities of the United States, any state (including, without limitation, the State of Vermont) and any political subdivisions thereof, and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, all covenants, easements, and restrictions of record, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Buyer’s engineers and/or consultants in any way relating to (A) industrial hygiene, (B) environmental conditions on, in, under, or about the Property, including soil and groundwater conditions, (C) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance) or (D) the protection or other regulation of human health or safety, natural resources or the environment, including, without limitation, all of the statutes, ordinances, codes, rules, regulations, orders, decrees, permits and other laws referred to in Paragraph 7(e)(i) above.

8.                                      Possession.  Subject to the Leaseback, possession of the Property shall be delivered to Buyer on the Closing Date.

9.                                      Cooperation.  Seller and Buyer shall cooperate and do all acts as may be reasonably required or requested by the other with regard to the consummation of the transactions contemplated hereby including execution of any documents, applications or permits.  Seller hereby irrevocably authorizes Buyer and its agents to make all inquiries of any third party, including any governmental authority, as Buyer may reasonably require to complete its due diligence.

10.                               Miscellaneous.

(a)                                 Allocation of Purchase Price.  If necessary, Buyer and Seller each agree to file an IRS Form 8594 in compliance with Section 1060 of the Code, as amended, and applicable regulations.  The filings shall be made on a consistent basis and in accordance with the allocations in Subparagraph 2(a) of this Agreement.

(b)                                 Notices.  Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by United Parcel Service or another reputable commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by email, and such notices shall be addressed as follows:

If to Seller:                                                                                    NG Advantage LLC
480 Hercules Drive
Colchester, VT 05446
Attention:  Tom Evslin
Email:  tevslin@ngadvantage.com

With a copy to:                                                            Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Matthew Smith, Esq.
Email: msmith@wsgr.com

If to Buyer:                                                                                Clean Energy
4675 MacArthur Court, Suite 800
Newport Beach, CA 92660
Attention:  Vice President and General Counsel
Email:  njensen@cleanenergyfuels.com

With a copy to:                                                            Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130-2040
Attention:  Steven Rowles, Esq.
 Email:  srowles@mofo.com

or to such other address as either party may from time to time specify in writing to the other party.  Any notice sent by certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon.  Notices delivered by United Parcel Service or an overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to United Parcel Service or courier.  If any notice is transmitted by email, the notice shall be deemed received on the date of transmission, provided that the sender obtains evidence of transmission acceptance or verification and, if the transmission occurs after 5:00 p.m. (at the destination), then on the next business day.  If notice is received on a Saturday, Sunday, or legal holiday, it shall be deemed received on the next business day.

(c)                                  Brokers and Finders.  Each party represents and warrants to the other that no broker or finder was instrumental in arranging or bringing about this transaction and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement.  In the event that any broker or finder perfects a claim for commission or finder’s fee based upon the transactions contemplated by this Agreement, the party through whom such broker or finder makes a claim shall indemnify, save harmless and defend the other party from said claim and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same.  The provisions of this paragraph shall survive the Closing.

(d)                                 Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.  Buyer shall have the right, with notice to Seller (but without the necessity of Seller’s consent), to assign its right, title and interest in and to this Agreement to one or more assignees at any time before the Closing Date, and in such event, the party originally designated as Buyer shall be relieved of any and all obligations under this Agreement and any other instruments executed pursuant hereto, and such assignee(s) shall be substituted in its place and will assume all obligations of Buyer hereunder.

(e)                                  Amendments.  Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

(f)                                   Deadlines on Non-Business Days.  In the event any deadline specified herein falls on a day which is not a regular business day, then the deadline shall be extended to the end of the next following regular business day.

(g)                                  Continuation and Survival of Representations and Warranties, Etc.; Rights of Offset against the Note.  All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and, together with all conditions, covenants and indemnities made by the respective parties contained herein or made in writing pursuant to this Agreement (except as otherwise expressly limited or expanded by the terms of this Agreement), shall survive the execution and delivery of this Agreement and the Closing, or, to the extent the context requires, beyond any termination of this Agreement.

(h)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

(i)                                     Merger of Prior Agreements.  This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

(j)                                    Enforcement.  If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys’ fees and disbursements.  Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

(k)                                 Time of the Essence.  Time is of the essence of this Agreement.

(l)                                     Severability.  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(m)                             Effective Date.  As used herein, the term “Effective Date” shall mean the first date on which both Seller and Buyer shall have executed this Agreement.

(n)                                 Counterparts.  This Agreement may be signed in counterparts and all counterparts so executed shall constitute one contract, binding on all parties hereto, even though all parties are not signatory to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

	BUYER:	CLEAN ENERGY,
a California corporation

Date:	October 14, 2014	By:	/s/ Andrew J. Littlefair

		Name:	Andrew J. Littlefair

		Title:	President and Chief Executive Officer

	SELLER:	NG ADVANTAGE LLC,
a Delaware limited liability company

Date:	October 14, 2014	By:	/s/ Tom Evslin

		Name:	Tom Evslin

		Title:	Chief Executive Officer

Robert H. Rushford of Gravel & Shea PC agrees to act as escrow holder in accordance with the terms of this Agreement and to act as the Reporting Person (as such term is defined in this Agreement).

ROBERT H. RUSHFORD

By:	/s/ Robert H. Rushford

Name:	Robert H. Rushford

Title:	Partner

Dated:	October 14, 2014